Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

VANGUARD NATURAL RESOURCES, LLC

The undersigned, Judge B. Wilson II, executes this Certificate of Formation for the purpose of forming and does hereby form a limited liability company under the laws of the State of Delaware in accordance with the following provisions.

ARTICLE I - NAME

The name of the limited liability company is Vanguard Natural Resources, LLC.

ARTICLE II - PURPOSES AND POWERS

The limited liability company shall have any lawful purpose and all the powers conferred upon a limited liability company organized under the laws of the State of Delaware.

ARTICLE III - INITIAL REGISTERED OFFICE AND AGENT

The street address of the initial registered office of the limited liability company in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this the 13th day of October, 2006.

By:	/s/ Judge B. Wilson II
Authorized Person

Name: Judge B. Wilson II, Attorney-in-Fact